Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of April 16, 1996 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts, as represented by its Amherst campus, and Advanced Cell Technology, Inc. (“Company”), a Delaware corporation.

R E C I T A L S

WHEREAS, University and Company previously entered into a Research Agreement dated April 15, 1994 (the “Prior Agreement”), which has been superseded by a Research Collaboration Agreement dated as of April 16, 1996 between the parties (the “Research Agreement”);

WHEREAS, in Article 8 of the Prior Agreement, University granted Company a right to acquire an exclusive license under University’s rights in any inventions resulting from research performed under the Prior Agreement (“Subject Inventions”);

WHEREAS, University and Company acknowledge and agree that three Subject Inventions were developed prior to the Effective Date, which Subject Inventions are described on Exhibit A, and that Company desires to exercise its right to acquire an exclusive license under the Subject Inventions;

WHEREAS, University and Company have determined that the financial terms and other provisions set forth in Article 8 of the Prior Agreement are unclear, and that many essential terms and conditions of an exclusive license agreement, (e.g., diligence requirements, sublicense rights, and payment procedures) remain to be negotiated by the parties;

WHEREAS, in addition to licensing the Subject Invention, Company also desires to acquire from University an exclusive license (with the right to sublicense) under University’s commercial rights in certain biological materials, such as transgenic animals, and any new inventions that may be developed under the Research Agreement;

WHEREAS, University and Company agree that the ambiguities and omissions in Article 8 of the Prior Agreement, together with the need to license biological materials and new inventions developed under the Research Agreement, justify and necessitate substitution of a new and complete agreement, as negotiated between parties in good faith, and cancellation of the financial terms and other provisions specified in Article 8 of the Prior Agreement; and

WHEREAS, this Agreement represents the new and complete agreement of the parties with respect to the license of the Subject Invention, related biological materials, and new inventions that are developed under the Research Agreement.

NOW, THEREFORE, University and Company hereby agree as follows:

1. Definitions.

1.1.  “Affiliate” means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by Company. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2.  “Biological Materials” means (i) certain transgenic animals, (ii) Project Materials (as defined in the Research Agreement), and (iii) certain other tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials are described on Exhibit A, as well as tangible materials that are produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from a source material included in the original materials (such as recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods). These Biological Materials shall be listed on Exhibit A, which will be periodically amended to include any additional Biological Materials that University may furnish to Company, including without limitation any Project Materials (as defined in the Research Agreement) developed under the Research Agreement.

1.3.  “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, provided that such information is specifically designated as confidential.  Such Confidential Information shall include, without limitation, any diligence reports furnished to University under Section 3.1. and royalty reports furnished to University under Section 5.2.

1.4.  “Licensed Product” means any product that cannot be developed, manufactured, used, or sold without (i) infringing one or more claims under the Patent Rights, (ii) using or incorporating some portion of one or more Biological Materials, or (iii) using some portion of the Related Technology.

1.5.  “Licensed Service” means any service that cannot be developed or performed without using at least one process that (i) infringes one or more claims under the Patent Rights, (ii) uses some portion of one or more Biological Materials, or (iii) using some portion of the Related Technology.

1.6.  “Net Sales” means the gross amount billed or invoiced on sales by Company and its Affiliates of Licensed Products and Licensed Services, less the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or Licensed Service which is paid by or on behalf of

Company; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

In any transfers of Licensed Products between Company and an Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party. In the event that Company or an Affiliate receives non-monetary consideration for any Licensed Products or Licensed Services, Net Sales shall be calculated based on the fair market value of such consideration. In the event that Company or its Affiliates consume a Licensed Product in the performance of a commercial service (other than a Licensed Service), the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of such sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

In any sale or transfer of Licensed Products between Company and a Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party, such that University shall be entitled to receive a portion of Sublicense Income based on the sale by Sublicensee of Licensed Product to an independent third party rather than on any sale or transfer of Licensed Product by Company to the Sublicensee.  In the event that a Sublicensee receives non-monetary consideration for any Licensed Products or Licensed Services.  Net Sales shall be calculated based on the fair market value of such consideration. In the event that a Sublicensee consumes a Licensed Product in the performance of a commercial service (other than a Licensed Service), the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of such sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

1.7.  “Patent Rights” means the U.S. patent applications listed on Exhibit A, and any divisional, continuation, or continuation-in-part of such patent applications to the extent the claims are directed to subject matter specifically described therein, as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications,  Exhibit A shall be periodically amended to include any additional Patent Rights that may arise, such as from continuations-in-part and inventions for which Company exercised its option right under the Research Agreement.

1.8.  “Related Technology” means any know-how, technical information, research and development information, test results, and data that (i) is not available to the general public, (ii) is necessary for the effective exercise of the Patent Rights, (iii) has been developed in the laboratory of Dr. James Robl as of the Effective Date or is developed in the laboratory of Dr. Ponce de Leon (or any other Principal Investigator under the Research Agreement) during the term of the Research Agreement, and (iv) is owned by University.

1.9.  “Royally Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used or the first Licensed Service is performed and every complete or partial calendar quarter thereafter during which either (i) this Agreement remains in effect or (ii) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

1.10.  “Sublicense Income” means any payments that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1., including without limitation license fees, royalties, milestone payments, equity payments, and license maintenance fees, but excluding payments specifically committed to the development of Licensed Products or Licensed Services.

1.11.  “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

2. Grant of Rights.

2.1.  License Grants.

(a)  Patent Rights and Biological Materials.  Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its commercial rights in the Patent Rights and Biological Materials to develop, make, have made, use, and sell Licensed Products in any field and to develop and perform Licensed Services in any field.

(b)  Related Technology. Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates a non-exclusive, royalty-bearing license (with the right to sublicense) under its commercial rights in the Related Technology to develop, make, have made, use, and sell Licensed Products in any field and to develop and perform Licensed Services in any field.

2.2.  Sublicenses. Company shall have the right to grant sublicenses of its rights under Section 2.1. with the consent of University, which consent shall not be unreasonably withheld or delayed.  All sublicense agreements executed by Company pursuant to this Article 2 shall expressly bind the Sublicensee to the terms of this Agreement and shall provide for the automatic assignment of such agreement to University if this Agreement is terminated as described in Article 8 below. Company shall promptly furnish University with a fully executed copy of any such sublicense agreement.

2.3.  Retained Rights.

(a)  University.  University retains the right to make and use Licensed Products and to perform Licensed Services for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. University may license its retained rights under this Section to research collaborators of University faculty members, post-doctoral fellows, and students.

(b)  Federal Government.  To the extent that any invention claimed in the Patent Rights has been partially funded by the federal government, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by federal law as set forth in 35

U.S.C. § 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.  Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in any Patent Rights.  If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.11.

(c)  Other Organizations.  To the extent that any invention claimed in the Patent Rights has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by the terms and conditions of the applicable research grant.  If any term of this Agreement fails to conform with such terms and conditions, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 10.11.

3.  Company Obligations Relating to Commercialization.

3.1.  Diligence Requirements. Company shall use diligent efforts, or shall cause its Affiliates and Sublicensees to use diligent efforts, to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market; thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products or Licensed Services reasonably available to the public.  Specifically, Company or Affiliate or Sublicensee shall fulfill the following obligations:

(1)  Within sixty (60) days after each anniversary of the Effective Date, Company shall furnish University with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures.  The report shall also contain a discussion of intended efforts and sales projections for the current year.

(2)  Until such time as Licensed Products or Licensed Services are introduced into the commercial market, Company will spend at least $300,000 per year (not including Company overhead) on research and development of Licensed Products and Licensed Services, including sponsored research at University.

(3)  Company will file, prosecute, and maintain the Patent Rights in the U.S., Japan, Canada, Europe, Australia, and New Zealand; provided, however, that University will consider in good faith whether to waive this requirement with respect to one or more Patent Rights in one or more countries if ACT shows that there is inadequate economic justification for fulfilling the requirement.

In the event that University determines that Company (or an Affiliate or Sublicensee) has not fulfilled its obligations under this Section 3.1., University shall furnish Company with written notice of such determination.  Within sixty (60) days after receipt of such notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing which University shall have the right, immediately upon written notice to Company, to terminate this Agreement or to grant additional licenses to third parties to the Patent Rights and Biological Materials,  In the event that University terminates this Agreement, University shall pay Company a total of fifty percent (50%) of all revenue that University receives from such additional licenses, less reasonable out-of-pocket expenses incurred by University.

3.2.  Indemnification.

(a)  Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any Licensed Product or Licensed Service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b)  Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any such claim. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep University informed of the progress in the defense and disposition of such claim and to consult with University with regard to any proposed settlement.

(c)  Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide University, upon request, with written evidence of such insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or any Affiliate or Sublicensee continues (i) to make, use, or sell a product that was a Licensed Product under this Agreement or (ii) to perform a service that was a Licensed Service under this Agreement, and thereafter for a period of five (5) years.

3.3.  Use of University Name.  In accordance with Section 7.3., Company and its Affiliates and Sublicensees shall not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products or Licensed Services.

3.4.  Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

3.5.  Compliance with Law. Company shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Services.  Company expressly agrees to comply with the following:

(i) Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or an Affiliate or Sublicensee intends to make, use, or sell Licensed Products or to perform Licensed Services.

(ii) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries.  Company hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2.) for the consequences of any such violation.

(iii) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United Stales will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4.  Consideration for Grant of Rights.

4.1.  Royalties.

(a)  Base Royalty.  In partial consideration of the rights granted Company under this Agreement, Company shall pay to University the following royalty on Net Sales of, Licensed Products and Licensed Services by Company and its Affiliates (but not by Sublicensees):

2.5%                      on Licensed Products and Licensed Services far use primarily in agriculture (e.g., pigs, poultry, cattle)

3.0%                      on Licensed Products and Licensed Services for use primarily in companion animals (e.g., dogs, cats, horses)

3.5%                      on Licensed Products and Licensed Services for use primarily in research and diagnostic products

4.5%                      on Licensed Products and Licensed Services for use primarily in human therapeutics

2.5%                      on Licensed Products and Licensed Services for use primarily in fields not specified above

If a particular Licensed Product or Licensed Service is within the definition of “Licensed Product” or “Licensed Service” solely because it uses or incorporates Related Technology, the royalty rate applicable to such Licensed Product or Licensed Service shall be reduced by fifty percent (50%).

(b)  Royalty Reduction. If University grants additional licenses to third parties pursuant to Section 3.1., the royalty rates set forth in Subsection 4.1.(a) and the minimum royalty set forth in Section 4.2. shall be adjusted, if necessary, so as not to exceed the royalty rates charged any other licensee of the Patent Rights during the term of the non-exclusive license.

(c)  No Multiple Royalty. Company must pay only one royalty with respect to a Licensed Product or Licensed Service regardless of the number of patents or patent applications included within the Patent Rights whose claims cover that Licensed Product or Licensed Service.

4.2.  Minimum Royalty. In each calendar year during the term of this Agreement, University shall receive the following minimum royalty payments:

(i)  commencing after the third year following the Effective Date, $30,000 per year for all uses other than in human therapeutics (“Category I”); and

(ii) commencing after the later of the fourth year following the Effective Date or completion of Phase II clinical trials for a human therapeutic product, $15,000 per year for use in human therapeutics (“Category II”).

These minimum royalty payments shall be pro-rated during any partial calendar year.

If the actual royalty payments to University in any calendar year are less than the minimum royalty payment required for that year in either Category I or Category II, Company shall have the right to pay University the difference between the actual royalty payment in that Category and the minimum royalty payment due for that Category in full satisfaction of its obligations under this Section with respect to that Category, provided such minimum payments are made to University within sixty (60) days after the conclusion of the calendar year. Waiver of any minimum royalty payment by University shall not be construed as a waiver of any subsequent minimum royalty payment.  If Company fails to make any minimum royalty payment within the sixty-day period for a given Category, the rights granted Company under Section 2.1. shall no longer include uses within that Category but shall continue to include uses in the other Category. If Company fails to make the required minimum royalty payment within the sixty-day period for both Categories, such failure shall constitute a material breach of its obligations under this Agreement, and University shall have the right to terminate this Agreement in accordance with Section 8.3.

University agrees to waive the minimum royalty payments set forth above during any calendar year in which Company (or another corporation on its behalf) funds research at the University in the aggregate amount of three hundred thousand dollars ($300,000).  Company may meet this aggregate research funding threshold through sponsored research at multiple University campuses and with multiple principal investigators.  If Company funds research at the University in an aggregate amount less than three hundred thousand dollars ($300,000) but at least one hundred and fifty thousand dollars ($150,000), University will pro-rate the minimum royalty payments for that calendar year (e.g., the minimum royalty payments would be $15,000 for Category I and $7,500 for Category II if Company funded $150,000 of research rather than $300.000).

4.3.  Sublicense Income.  Company shall pay University a total of twenty-five percent (25%) of all Sublicense Income; provided that, in the case of royalty-based payments, University shall receive not less than two percent (2%) of the “net sales” of Licensed Products and Licensed Services by any Sublicensee (with “net sales” calculated in accordance with the terms of the relevant sublicense agreement). Except for royalty-based payments, such amounts shall be due and payable within sixty (60) days after Company receives the relevant payment from the Sublicensee; royalty-based payments of Sublicense Income shall be due and payable as provided in Article 5 below.

4.4.  Third-Party Royalties. So long as Company remains the only licensee of the Patent Rights and Biological Materials, in the event that Company is legally required to make royally payments to one or more third parties in order to make, use, or sell Licensed Products or to perform Licensed Services, Company may offset a total of fifty percent (50%) of such third-party payments against any royalty payments that are due to University in the same Royalty Period, provided that in no event shall the royalty payments under Section 4.1., when aggregated with any other offsets and credits allowed under this Agreement, be reduced below the greater of (i) fifty percent (50%) of the royalty rate set forth in Section 4.1.(a) or (ii) a royalty rate of two percent (2%) of Net Sales. Company may carry forward any unused credits or offsets for use in subsequent Royalty Periods during the term of this Agreement.

4.5.  License Option. As set forth in Section 5.5. of the Research Agreement, Company has the right to include within the Patent Rights under this Agreement any patent or patent application claiming an Invention (as defined in the Research Agreement) upon written notice to University and payment of a ten thousand dollar ($10,000) license fee within the Option Period (as defined in the Research Agreement). The parties have determined that this license fee, together with the other financial terms set forth in this Agreement, will constitute fair market value for the license grant.  This license fee will be creditable against royalties, payable under Section 4.1. of this Agreement provided that Company pays all expenses associated with the preparation, filing, and prosecution of patent applications claiming the relevant Invention in the U.S., Japan, Canada, Europe, Australia, and New Zealand until such time as a patent issues in each jurisdiction or the patent application is finally rejected with no further right of appeal in any jurisdiction in which a patent does not issue.

5.  Royalty Reports; Payments; Records.

5.1.  First Sale.  Company shall report to University the date of first commercial sale of each Licensed Product and the date of first commercial performance of each Licensed Service within thirty (30) days of occurrence in each country.

5.2.  Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

(i) the, number of Licensed Products sold to independent third parties in each country, and the number of Licensed Products used by Company and its Affiliates in the provision of Licensed Services and other services in each country;

(ii) the number of Licensed Services provided by Company and its Affiliates in each country;

(iii) the gross sales price for each Licensed Product and the gross charge for each Licensed Service by Company and its Affiliates during the applicable Royalty Period in each country;

(iv) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(v) total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(vii) the amount of royalty-based Sublicense Income due to University for the applicable Royalty Period from each Sublicensee.

All such reports shall be considered Company Confidential Information. If no royalties are due to University for any Royally Period, the report shall so state.  Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period.

5.3.  Payments in U.S. Dollars.  All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period.  Such payments shall be without deduction of exchange, collection, or other charges.

5.4.  Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in
Section 5.2. Company shall pay any amounts due University through whatever lawful methods University reasonably designates; provided, however, that if University fails to designate such payment method within thirty (30) days after University is notified of the restriction. Company may deposit such payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and such deposit shall fulfill all obligations of Company to University with respect to such payment.

5.5.  Records.  Company shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products and Licensed Services that are made, used, sold, or performed under this Agreement and any amounts payable to University in relation to such Licensed Products and Licensed Services, which records shall contain sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.2. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time University shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant shall not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of such audit.  University may exercise its rights under this Section only once every year and only with reasonable prior notice to Company.

5.6.  Late Payments.  Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

5.7.  Method of Payment.  All payments under this Agreement should be made in the name of the “University of Massachusetts” and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

5.8.  Withholding and Similar Taxes.  Royalty payments and other payments due to University under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to such payments to University.

6.  Patents and Infringement.

6.1.  Responsibility for Patent Rights.  Company shall have primary responsibility, at its expense, for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to University. Company shall consult with University as to the preparation, filing, prosecution, and maintenance of all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish University with copies of all relevant documents reasonably in advance of such consultation. University shall furnish Company with its comments regarding any such patent-related document within sixty (60) days after receipt of the document from Company.

6.2.  Abandonment.  In the event that Company desires to abandon any patent or patent application within the Patent Rights, or if Company declines to assume the responsibility for obtaining patent protection for any Invention. Company shall provide University with reasonable prior written notice of such intended abandonment or decline of responsibility, and University shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.  In such event, Company shall lose all rights under this Agreement with respect to such Patent Rights in such countries.

6.3.  Cooperation.  University and Company shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights.  Such cooperation includes, without limitation, (i) promptly executing all papers and instruments or requiring employees of University or Company to execute such papers and instruments as reasonable and appropriate so as to enable University or Company to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.4.  Infringement.

(a)  Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

(b)  Company Right to Prosecute.  So long as Company remains the only licensee of the Patent Rights and Biological Materials for a given use, Company shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights with respect to that use or, together with licensees of the

Patent Rights for other uses (if any), to defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights.  Prior to commencing any such action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest.  Company shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of University, which consent shall not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action, (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

(c)  University as Indispensable Party. University shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with such action.

(d)  University Right to Prosecute.  In the event that Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, University shall have the right to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense, and any recovery obtained shall be given to University.

(e)  Cooperation.  Each party agrees to cooperate fully in any action under this Section 6.6. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.  Confidential Information; Publications; Publicity.

7.1.  Confidential Information.

(a)  Designation.  Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”).  Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

(b)  Obligations.  For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain such Confidential

Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

(c)  Exceptions.  The obligations of the Receiving Party under Subsection 7.1.(b) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party: (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

(d)  Ownership and Return.  The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

7.2.  Publications.  University and its employees will be free to publicly disclose (through journals, lectures, or otherwise) the results of any research relating to the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

7.3.  Publicity Restrictions.  Company shall not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, Company shall have the right to disclose such information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company shall have given University at least ten (10) days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on such text.

8. Term and Termination.

8.1.  Term. This Agreement shall commence on the Effective Date and shall remain in effect until (i) the expiration of all issued patents within the Patent Rights or (ii) for a period of ten (10) years after the Effective Date if no such patents have issued within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.

8.2.  Voluntary Termination by Company.  Company shall have the right to terminate this Agreement, for any reason, upon ninety (90) days prior written notice to University.

8.3.  Termination for Default.  In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.  If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period.

8.4.  Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

8.5.  Effect of Termination.  The following provisions shall survive the expiration or termination of this Agreement; Articles 1 and 9; Sections 3.2., 3.5., 5.2. (obligation to provide final report and payment), 5.5., 6.4., 7.1., 7.3., 8.5., and 10.9.  Upon the early termination of this Agreement. Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Company is current in payment of all amounts due University under this Agreement, (ii) Company pays University the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (iii) Company and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

9. Dispute Resolution.

9.1. Procedures Mandatory.  The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

9.2. Dispute Resolution Procedures.

(a)  Negotiation.  In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b)  Mediation.  If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

(c)  Trial Without Jury.  If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute. provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

9.3.  Preservation of Rights Pending Resolution.

(a)  Performance to Continue.  Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)  Provisional Remedies.  Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)  Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 9.2.(a) and 9.2.(b) are pending. The parties shall take any actions necessary to effectuate this result.

10. Miscellaneous.

10.l.  Representations and Warranties.  University represents and warrants that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, RELATED TECHNOLOGY, AND BIOLOGICAL MATERIALS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation the Patent Rights or any Licensed Product or Licensed Service will not infringe any patents or other intellectual property rights of a third party, and (iii) that any third party is not currently infringing or will not infringe the Patent Rights.

10.2.  Compliance with Law and Policies.  Company agrees to comply with applicable law and the policies of University in the area of technology transfer, including Mass. Gen. Laws Chap. 268A (state conflict of interest statute), the Patent Policy, and the Policy on Compensation for Certain Additional Professional Services, and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur.

10.3.  Tax-Exempt Status.  Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, holds the status of an exempt organization under the United States Internal Revenue Code.  Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds.  If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.11.

10.4.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

10.5.  Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

10.6.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

10.7.  Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, except that Company may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

10.8.  Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.9.  Governing Law and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. Each party agrees that any legal action arising out of or in connection with this Agreement shall be brought in, as appropriate, the Massachusetts Superior Court in Suffolk County or the United States District Court for the Eastern District of Massachusetts.

10.10.  Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to University:

Office of Commercial Ventures and Intellectual Property
University of Massachusetts
55 Lake Avenue North
Worcester, MA 01655

Attention:                 Joseph F.X. McGuirl
Executive Director

Tel: (508) 856-1626

Fax: (508) 856-5004

If to Company:

Advanced Cell Technology, Inc.
295 Kennedy Memorial Drive
Waterville, ME 04901

Attention:                 Thomas A. Powell
President and Chief Operating Officer

Tel: (207) 873-0007
Fax: (207) 873-1823

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

10.11. Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.  If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

10.12. Entire Agreement.  Except for the Research Agreement, this Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.  Specifically, the parties agree that the terms of this Agreement supersede any inconsistent terms of the Prior Agreement, which are hereby cancelled and extinguished.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS AT AMHERST		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Frederick W. Byron	By:	/s/ Thomas A. Powell
	Frederick W. Byron, Jr., Ph.D.		Thomas A. Powell
	Vice Chancellor for Research		President and Chief Operating Officer

EXHIBIT A

List of Patent Rights and Biological Materials

Patent Rights

Patent applications filed in US:

“Cultured Inner Cell Mass Cell Lines Derived From Ungulate Embryos” US patent office filing number 08/626-054 filed on 4/1/96, Burns Doane and Mathis file #000270-02

“Embryonic or Stem-Like Cell Lines Produced by Cross Species Nuclear Transplantation” US patent office filing number 08/699-040 filed on 8/19/96, Burns Doane and Mathis file #000270-08

Patent applications being prepared:

“Cloning Ungulates Using Donor Nuclei From Fetal and Adult Cells”, Burns Doane and Mathis file #000270-07

Biological Materials as of the Execution Date

1.             swine and cattle embryonic stem cell lines

2.             transgenic (beta geo construct) swine and cattle embryonic stem cell lines

3.             culture chicken primordial germ cells

4.             transgenic (beta geo construct) swine and cattle fibroblast cell lines

5.             transgenic mice with the PEPCK promoter growth hormone gene under the tel regulatory system and the DNA constructs to make them.

6.             transgenic fetuses derived from #2

7.             chickens produced from #3

The list of Biological Materials may be amended by addition or deletion during the term of the Agreement based upon research performed in accordance with the Research Agreement.

EXCLUSIVE LICENSE AGREEMENT AMENDMENT

This Agreement, effective as of September 1, 1997 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts, as represented by its Amberst campus, and Advanced Cell Technology, Inc. (“Company”), a Delaware corporation.

WHEREAS, University and Company previously entered into a Research Agreement dated April 15, 1994 (the “Prior Agreement”), which has been superseded by a Research Collaboration Agreement dated as of April 16, 1996 (the “Research Agreement”);

WHEREAS, University and Company previously entered into an Exclusive License Agreement, effective April 16, 1996, granting Company rights to inventions that resulted from the Prior Agreement and options to inventions resulting from the Research Agreement;

WHEREAS, the parties agree that modification of the Exclusive License Agreement is necessary to clarify its application to transactions of Company to promote development of the inventions;

WHEREAS, Company is required to obtain consent from the University for all sublicenses of the rights granted by the Exclusive License Agreement before they are executed;

WHEREAS, Company has entered into an agreement with Genzyme Transgenics Corporation dated as of September 25, 1997 (the “Genzyme Agreement”) to develop and commercialize the inventions for pharmaceutical, nutriceutical, and other therapeutic uses;

WHEREAS, income from the Genzyme Agreement is subject to the terms of this Agreement;

WHEREAS, Company has entered into an agreement with Cima Biotechnology, Inc., (the “Cima Agreement”) to develop and commercialize the inventions for the production of transgenic chickens;

WHEREAS, income from the Cima Agreement is subject to the terms of this Agreement;

WHEREAS, Company has formed ACT Agriculture, L.L.C. (“ACTAG”) for sublicensing and not direct manufacture and sale of the inventions in the agricultural field, excluding chickens;

WHEREAS, Company has entered into an agreement with ACTAG, dated as of April 1, 1998 (the “ACTAG Agreement”) to develop and commercialize the inventions in the agricultural field, excluding chickens;

WHEREAS, income from the ACTAG Agreement is subject to the terms of this Agreement;

WHEREAS, ACTAG has entered into a joint venture agreement, with Ultimate Genetics, L.L.C.. and Camp Cooley, Ltd., to form Ultimate BioServices, L.L.C., effective as of May 20, 1998, to use the inventions for certain agricultural applications; and

WHEREAS, Ultimate BioServices is fifty percent (50%) owned by ACTAG.

THEREFORE, in consideration for the premises and terms of this agreement. University and Company agree that Sections 1.10 and 4.3 are modified and Section 3.6 is added as follows:

1.10. “Sublicense Income”  means consideration that Company receives for the transfer or use of rights that are granted Company under Article 2, whether through sublicense, cooperative development agreement, intermediate sales arrangement, or other agreement or mechanism, including without limitation license fees, royalties, milestone payments, equity payments, up front fees, success fees, and license maintenance fees, but excluding payments (1) made in consideration for the issuance of equity or debt securities of Company at fair market value and (2) specifically committed to budgeted research or development of Licensed Products or Licensed Services. Sublicense Income does not include (a) ordinary pro rata dividends or distributions from an Affiliate that Company may receive in its capacity as an owner of the Affiliate, or (b) proceeds from a transaction of the type contemplated by Section 10.7 of the Exclusive License Agreement.

3.6. March-In Rights.  If Company fails to achieve income-generating activity for the University for Licensed Products or Licensed Services in any of the licensed fields listed in Section 4.1(a) before April 16, 2001. the University may terminate the agreement as to that particular field upon written notice to Company.

4.3. Sublicense Income.  Company shall pay University a total of Eighteen Percent (18%) of all Sublicense Income, except for equity. University shall receive Ten Percent (10%) of the total equity received by Company for any transfer of the rights granted by this Agreement. Except for royalty-based payments, such amounts shall be due and payable within sixty (60) days after Company receives the relevant payment from the Sublicensee; royalty-based payments of Sublicense Income shall be due and payable as provided in Article 5 below. Company shall direct Ultimate BioServices to pay royalties directly to the University according to the rates set forth in Section 4.1(a) of this Agreement.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Joseph F.X. McGuirl	By:	/s/ Robert H. Saglio
	Joseph F.X. McGuirl	Printed Name:	Robert H. Saglio

Its:	Executive Director, Commercial Ventures and Intellectual Property	Its:	President and Chief Operating Officer

Date:	9 July 98	Date:	July 2, 1998

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Exhibit 10.2.2

SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Second Amendment to Exclusive License Agreement, effective as of May 31, 2000, is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts, as represented by its Amherst campus, and Advanced Cell Technology, Inc. (“Company”), a Delaware corporation.

WHEREAS, University and Company previously entered into an Exclusive License Agreement, effective April 16, 1996, which was modified by an Exclusive License Agreement Amendment, effective as of September 1, 1997 (together, the “License Agreement”) granting Company rights to certain inventions;

WHEREAS, Company requested that University agree to rescind a portion of the field of the License Agreement relating to the production of immunoglobulin in Bos taurus, Bos indicus, and Leporidae in favor of a direct license from the University to Hematech, L.L.C. for that field; and

WHEREAS, the University and Hematech, L.L.C., have agreed on terms for the license in the field of production of immunoglobulin in Bos taurus, Bos indicus, and Leporidae.

THEREFORE, in consideration for the premises and terms of this Second Amendment, University and Company agree as follows:

1.             Additions to the License Agreement.  Section 2.1(c) is added to the License Agreement to read -

Partial Rescission.  Notwithstanding any provisions in this Agreement to the contrary, the parties agree that (i) the right to use the Patent Rights for production of immunoglobulin in the blood of Bos taurus and Bos indicus is rescinded from this Agreement, and (ii) the right to use the Patent Rights for production of immunoglobulin in the blood of Leporidae is converted to nonexclusive. The exclusive right to use the Patent Rights for production of immunoglobulin in the blood of Bos taurus and Bos indicus and the non-exclusive right to use the Patent Rights for production of immunoglobulin in the blood of Leporidae have been granted to Hematech, L.L.C. through a direct license with the University.

2.             Amendments to the License Agreement. Section 2.1(a) is deleted from the License Agreement and replaced with the following –

Patent Rights and Biological Materials.  Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates (i) an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its commercial rights in the Patent Rights and Biological Materials to develop, make, have made, use, and sell Licensed Products in any field and to develop and perform Licensed Services in any field, except as provided in Section 2.1(c) of this Agreement and (ii) a non-exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its commercial rights in the Patent Rights and Biological Materials to develop, make, have made, use, and sell Licensed Products consisting of immunoglobulin produced in the blood of Leporidae and to develop and perform Licensed Services relating to immunoglobulin produced in the blood of Leporidae.

3.                                       Governing Law.  This Second Amendment is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and is binding upon and inures to the benefit of the parties and their respective successors and assigns.

4.                                       Entire Agreement; Amendment.  The License Agreement, as amended by this Second Amendment, contains the entire agreement between the parties with respect to the matters discussed in this Second Amendment. This Second Amendment may not be modified except in writing signed by both parties.

5.                                       Ratification of License Agreement.  Except to the extent amended by this Second Amendment, the terms of the License Agreement are affirmed in all respects and continue in full force.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Joseph F.X. McGuirl	By:	/s/ Michael D.West
	Joseph F.X. McGuirl	Michael D.West
	Executive Director of Commercial Ventures and Intellectual Property	President and CEO

Date:	14 Jun 2000	Date:	6-14-00

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Exhibit 10.2.3

THIRD AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of September 19, 2002 (the “Effective Date”), is among the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts, as represented by its Amherst campus and Advanced Cell Technology, Inc (“Company”), a Delaware corporation.

WHEREAS, University and Company previously entered into an Exclusive License Agreement, effective April 16, 1996, which was modified by an Exclusive License Agreement Amendment, effective as of September 1, 1997, and further amended by the Second Amendment to Exclusive License Agreement, effective as of May 31, 2000 (together, the “License Agreement”) granting Company rights to certain inventions;

WHEREAS, under the License Agreement, Company is required to obtain consent from the University for all sublicenses of the rights granted by the Exclusive License Agreement before they are executed;

WHEREAS, Company desires to remove the requirement of University consent for sublicenses; and

WHEREAS, University is willing to remove the requirement of University consent for sublicenses under certain conditions in consideration for an equity stake in Company.

THEREFORE, in consideration for the premises and terms of this Third Amendment, University and Company agree that Section 2.2 is modified and Section 4.5 is replaced as follows:

2.2. Sublicenses.  Company may grant sublicenses of its rights under Section 2.1 only in accordance with the following requirements:

(a)  Company shall provide a draft copy of any sublicense agreement to the University at least thirty (30) days before execution to allow the University to comment on the terms of the sublicense.

(b)  Company shall provide a fully executed copy of all sublicense agreements within thirty (30) days after execution.

(c)  Company shall report to University annually regarding the progress of Sublicensees in developing Licensed Products.

(d)  Company shall manage Sublicensees’ development efforts under the sublicenses to ensure reasonable and continuous progress in developing Licensed Products to commercial application.

(e)  All sublicense agreements shall expressly bind Sublicensees to the terms of the License Agreement.

(f)  Company remains primarily accountable for performance of all sublicense agreements and for termination of Sublicensees that fail to make diligent progress in achieving commercial application of Licensed Products.

(g)  Company may not transfer the right to grant further sublicenses in sublicense agreements, unless the sublicense agreement grants the exclusive right to practice the Patent Rights in a limited field. Company may not grant Sublicensees the right to transfer sublicensing rights to their Sublicensees. By way of illustration, Company may transfer the right to grant sublicenses to X Corporation in a limited field of use.  X Corporation may grant a sublicense to Y Corporation, but Y Corporation may not under any circumstances without the consent of Company and the University grant sublicenses to any other entity which consent will be granted or denied in the Company’s and the University’s discretion.

(h)  Company shall require in every sublicense agreement the express, written and discretionary consent of Company for any assignment of the sublicense to a different entity.

(i) Company shall require in every sublicense agreement the receipt of fair consideration (which may be in the form of royalties, lump sum payments, or equity) in exchange for the sublicense

4.5. Equity.  In partial consideration for the removal of the requirement for consent by the University for sublicenses as provided in Section 2.2 above, Company shall issue to University Two Hundred Eighty-Four Thousand (284,000) shares of common stock of Company, which represents five percent (5%) of the issued and outstanding common stock (the “Shares”) of Company. Within thirty (30) days after the Effective Date of this Third Amendment, Company shall deliver to the University one or more stock certificates representing the Shares, such stock certificate(s) to be issued in the name of the University. Exhibit A to this Third Amendment sets forth the capitalization of Company. In connection with the equity consideration described above, the University represents, warrants, and covenants as set forth in Exhibit B attached hereto.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ William S. Rosenberg	By:	/s/ Michael D.West
William S. Rosenberg		Michael D.West

Its: Executive Director, Office of Commercial Ventures and Intellectual Property		Its: President and CEO

Date:	9/19/2002	Date:	9/23/2002

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